January 22, 2009

Board of Directors

FieldPoint Petroleum Corp.

1703 Edelweiss Drive

Cedar Park, TX  78613

Re:

Resignation

Ladies and Gentlemen:

Please accept this letter as written notification of my voluntary resignation as a member of the nominating committee of FieldPoint Petroleum Corp. effective immediately.

I would like to express my gratitude for having had an opportunity to serve as a member of the committee.  My decision to resign does not represent any disagreement or dispute with the Board or its other members.

This resignation does not affect and I will continue to serve as a member of the Board of Directors of the Company.

Sincerely,

_/s/ Ray Reaves___________

Ray Reaves